Exhibit 99-4



       UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


     The following unaudited pro forma combined financial statements give effect to the exchange of $45.25 in cash by Gannett Co., Inc. (the Company) for each share of issued and outstanding common stock of Multimedia, Inc. (Multimedia) pursuant to the Merger Agreement. As a result of the merger, Gannett will also assume or incur the long-term debt of Multimedia. This transaction will be accounted for as a purchase.

     The unaudited pro forma combined balance sheet presents the financial position of Gannett and Multimedia as of September 24, 1995, assuming that the proposed merger with Multimedia occurred as of that date. Such pro forma information is based on the historical balance sheets of the Company at September 24, 1995 and of Multimedia at September 30, 1995.

     As required by rule 11-02 of regulation S-X, the unaudited pro forma combined statements of income have been prepared assuming that the proposed merger occurred as of the beginning of the periods presented. The unaudited combined statements of income reflect the historical results of operations for Gannett and Multimedia for their respective 1994 fiscal years and first nine periods of 1995.

     The unaudited pro forma combined financial statements give effect to certain pro forma adjustments which are described in the notes to these statements. Certain nonrecurring amounts, which principally include legal fees, investment banker fees and other professional fees, severance costs for certain Multimedia executives and debt prepayment penalties are not included in the unaudited pro forma combined financial statements. The Company does not believe that the aggregate after tax cost of such nonrecurring items will be in excess of 5% of the purchase price. These items are not of an operating nature but rather are directly attributable to the acquisition and, as such, will be considered an adjustment to the purchase price in accordance with paragraph 76 of APB 16, "Business Combinations". The company does not believe that there will be any significant additional non-recurring operating costs of the combined entity which are not reflected in the unaudited pro forma combined statements of earnings.

     The unaudited pro forma combined financial statements do not reflect any synergies anticipated by the Company as a result of the merger.

     The unaudited pro forma data is presented for informational purposes only and is not necessarily indicative of the results of operations or financial position which would have been achieved had the transaction been completed as of the beginning of the earliest period presented, nor is it necessarily indicative of Gannett's future results of operations or financial position.

     The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements of the Company and of Multimedia, including the related notes thereto.


                                          GANNETT CO., INC.
                        UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                           SEPTEMBER 24, 1995

(In thousands)                                Gannett     Multimedia(*)    Pro forma          Pro forma
                                                                          Adjustments         Combined

ASSETS
Cash and marketable securities              $   35,537    $  7,843                         $   43,380
Accounts receivable, net                       468,278      90,041                            558,319
Inventories                                    101,042       7,276                            108,318
Prepaid expenses and other current assets       70,750      34,750                            105,500
                                             ---------     -------       ---------          ---------
Total current assets                           675,607     139,910                            815,517

Property, plant and equipment, net           1,413,786     313,967     $   318,921 (1)      2,046,674
Excess of acquisition cost over
   the value of assets acquired              1,442,304     246,219        (318,921)(1)(7)   3,292,276
                                                                            30,817 (2)(7)
                                                                           (22,600)(3)(7)
                                                                           128,521 (4)(7)
                                                                         1,771,000 (5)(7)
                                                                            14,936 (6)(7)

Other assets                                   193,859      30,817         (30,817)(2)        193,859
                                             ---------     -------       ---------          ---------
Total assets                                $3,725,556    $730,913     $ 1,891,857         $6,348,326
                                             =========     =======       =========          =========
Liabilities & Shareholders' Equity
Current maturities of long-term
   debt                                     $   59,824    $ 30,237                         $   90,061
Accounts payable and current portion
   of film contracts payable                   223,062      31,227                            254,289
Accrued expenses and other current
   liabilities                                 244,483      82,010                            326,493
Dividends payable                               49,158                                         49,158
Income taxes                                    18,612      12,289     $   (22,600)(3)          8,301
                                             ---------     -------       ---------          ---------
Total current liabilities                      595,139     155,763         (22,600)           728,302

Deferred income taxes                          151,522      57,391         128,521 (4)        337,434
Long-term debt, less current portion           541,536     508,301       1,771,000 (5)      2,820,837
Postretirement medical and life
  insurance liabilities                        308,714       2,312                            311,026
Other long-term liabilities                    108,776      22,082                            130,858
Total shareholders' equity                   2,019,869     (14,936)         14,936 (6)      2,019,869
                                             ---------     -------       ---------          ---------
Total liabilities and shareholders' equity  $3,725,556    $730,913     $ 1,891,857         $6,348,326
                                             =========     =======       =========          =========


* For comparability, Multimedia amounts, which are as of September 30, 1995, have been reclassified to conform with Gannett's presentation.

See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

                                    GANNETT CO., INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                         NINE MONTHS ENDED SEPTEMBER 24, 1995

(In thousands except                                                      Pro forma       Pro forma
 per share data)                             Gannett    Multimedia(*)    Adjustments       Combined

Net Operating Revenues:
Newspapers                                   $2,350,790    $118,737                       $2,469,527
Broadcasting                                    322,650     112,552                          435,202
Outdoor                                         186,562                                      186,562
Cable                                                       129,758                          129,758
Entertainment                                               107,739                          107,739
Security                                                     20,843                           20,843
                                              ---------     -------          ------        ---------
Total                                         2,860,002     489,629                        3,349,631
                                              ---------     -------          ------        ---------
Operating Expenses:
Cost of sales and operating expenses,
    exclusive of depreciation                 1,622,790     186,208                        1,808,998
Selling, general and administrative
    expenses, exclusive of depreciation         513,536     118,148                          631,684
Depreciation                                    116,578      29,769        $(29,769)(1)      152,119
                                                                             35,541 (2)
Amortization of intangible assets                34,118      10,815         (10,815)(3)       70,918
                                                                             36,800 (4)
                                              ---------     -------          ------        ---------
Total                                         2,287,022     344,940          31,757        2,663,719
                                              ---------     -------          ------        ---------
Operating income                                572,980     144,689         (31,757)         685,912
                                              ---------     -------          ------        ---------
Non-operating income (expense):
Interest expense                                (31,723)    (42,790)        (79,400)(5)     (153,913)
Other income (expense)                             (627)       (557)                          (1,184)
                                              ---------     -------          ------        ---------
Total                                           (32,350)    (43,347)        (79,400)        (155,097)
                                              ---------     -------          ------        ---------
Income before income taxes                      540,630     101,342        (111,157)         530,815
Provision for income taxes                      218,900      42,057         (34,100)(6)      226,857
Minority interest, net                                       (2,394)                          (2,394)
                                              ---------     -------          ------        ---------
Net income                                   $  321,730    $ 56,891        $(77,057)      $  301,564
                                              =========     =======          ======        =========
Net income per share                              $2.30       $1.47                            $2.15

Average number of outstanding shares            140,103                                      140,103


* For comparability, Multimedia amounts, which are for the nine months ended September 30, 1995 have been reclassified to conform with Gannett's presentation.

See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

                                   GANNETT CO., INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                            YEAR ENDED DECEMBER 25, 1994

(In thousands except
 Per share date)                                                          Pro forma       Pro forma
                                              Gannett   Multimedia(*)    Adjustments      Combined
Net Operating Revenues:
Newspaper advertising                        $3,176,787    $150,140                       $3,326,927
Broadcasting                                    406,608     142,841                          549,449
Outdoor                                         241,128                                      241,128
Cable                                                       165,406                          165,406
Entertainment                                               147,512                          147,512
Security                                                     24,584                           24,584
                                              ---------     -------          ------        ---------
Total                                         3,824,523     630,483                        4,455,006
                                              ---------     -------          ------        ---------
Operating Expenses:
Cost of sales and operating expenses,
    exclusive of depreciation                 2,106,810     229,390                        2,336,200
Selling, general and administrative
    expenses, exclusive of depreciation         696,139     158,248                          854,387
Depreciation                                    163,242      39,025        $(39,025)(1)      207,382
                                                                             44,140 (2)
Amortization of intangible assets                45,554      14,377         (14,377)(3)       94,654
                                                                             49,100 (4)
                                              ---------     -------          ------        ---------
Total                                         3,011,745     441,040          39,838        3,492,623
                                              ---------     -------          ------        ---------
Operating income                                812,778     189,443         (39,838)         962,383
                                              ---------     -------          ------        ---------
Non-operating income (expense):
Interest expense                                (45,624)    (59,142)        (74,400)(5)     (179,166)
Other income (expense)                           14,945      25,584                           40,529
                                              ---------     -------          ------        ---------
Total                                           (30,679)    (33,558)        (74,400)        (138,637)
                                              ---------     -------          ------        ---------
Income before income taxes                      782,099     155,885        (114,238)         823,746
Provision for income taxes                      316,700      64,693         (31,800)(6)      349,593
Minority interest, net                                       (1,163)                          (1,163)
                                              ---------     -------          ------        ---------
Net income                                   $  465,399    $ 90,029        $(82,438)      $  472,990
                                              =========     =======          ======        =========
Net income per share                              $3.23       $2.35                            $3.28

Average number of outstanding shares            144,276                                      144,276


* For comparability, Multimedia amounts, which are for the year-ended December 31, 1994, have been reclassified to conform with Gannett's presentation.

See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 - Basis of Presentation

The unaudited combined pro forma balance sheet has been prepared to reflect the acquisition of Multimedia for an aggregate price of approximately $1.8 billion plus the assumption of approximately $538 million of Multimedia's long-term debt.

The unaudited pro forma combined balance sheet presents the financial position of the Company and Multimedia as of September 24, 1995 assuming that the transaction occurred as of September 24, 1995. Such pro forma information is based on the historical balance sheets of Gannett as of September 24, 1995 and of Multimedia as of September 30, 1995.

As required by rule 11-02 of regulation S-X, the unaudited pro forma condensed combined statements of income assume that the transaction occurred as of the beginning of the earliest period presented. The unaudited pro forma condensed combined statements of income reflect Multimedia's historical results of operations for the 12 month period ended December 31, 1994 and for the nine month period ended September 30, 1995.

The Company believes that the assumptions used in preparing the unaudited pro forma combined financial statements provide a reasonable basis for presenting all of the significant effects of the merger (other than any synergies anticipated by Gannett, nonrecurring charges directly attributable to the merger and nonrecurring charges that will result from combining operations), and that the pro forma adjustments give effect to those assumptions in the unaudited pro forma combined financial statements.

Note 2 - Pro forma Adjustments

A. Pro forma adjustments to the unaudited condensed combined balance sheet are made to reflect the following:

(1) Adjustment to record the fixed assets of Multimedia at estimated fair value at the acquisition date. The fair value of fixed assets was estimated on a property-by-property basis using certain information provided by Multimedia, and in general consideration of the age, condition and replacement value of the assets. Estimated useful lives for depreciation purposes have been assigned which give appropriate effect to the age, condition and productiveness of the assets.

(2) Write-off Multimedia's deferred costs which have no carryforward value to the combined entity.

(3) Tax benefit of exercise and settlement of stock options. The effective tax rate for this adjustment assumes that all of the compensation element of the options will be deductible for federal and state income tax purposes.

(4) Deferred tax on step-up of fixed assets, using the Company's combined federal and state tax rate of 40.5%.

(5) The issuance of $1.77 billion in commercial paper necessary to finance the merger.

(6) The elimination of the shareholders' equity accounts of Multimedia.

(7) Adjustment to record the excess of acquisition cost over the fair value of assets acquired (goodwill). The acquisition cost was allocated to each business segment based on the value of the segment, which was estimated by the Company using internal and external valuation reports. Goodwill for each business segment was calculated as the excess of allocated purchase price over the estimated fair value of the assets of the segment. For purposes of the unaudited pro forma condensed combined statements of income, goodwill is being amortized over various lives ranging from ten to forty years.

B. Pro forma adjustments to the September 24, 1995 unaudited condensed combined statement of income are made to reflect the following:

(1) Elimination of Multimedia's historical depreciation expense.

(2) Depreciation expense based on estimated fair market value and useful lives of Multimedia assets (see note A.1.)

(3) Elimination of Multimedia's historical amortization expense.

(4) Amortization expense on the estimated excess of acquisition cost over fair value of assets, assuming lives ranging from ten to forty years.

(5) Interest expense on amount assumed borrowed for consideration paid ($1.77 billion). The rate used to calculate interest expense, 5.98%, is based on the weighted average rate paid by Gannett for commercial paper during the nine-month period ended September 24, 1995.

    Multimedia's weighted average interest rate for the nine months ended September 30, 1995 was substantially higher than Gannett's. Had the merger been completed at the beginning of the period presented and had Gannett been able to replace Multimedia's debt with a like amount of debt at the Company's lower rates, interest savings of approximately $10 million would have been realized (exclusive of prepayment penalties that would be incurred upon retirement of Multimedia's debt which would be treated as part of the acquisition price).

    Immediately following the acquisition, Gannett prepaid the majority of Multimedia's long-term debt and has plans to repay substantially all of the remaining amounts. The Company also terminated Multimedia's interest rate swap agreements and its bank credit facility.


(6) Record income tax effect of pro forma adjustments. The effective tax rate on pro forma combined income before taxes of 42.7% differs from the Company's statutory tax rate of 35% due primarily to non-deductible goodwill and state income taxes.

C. Pro forma adjustments to the December 25, 1994 unaudited condensed combined statement of income are made to reflect the following:

(1) Elimination of Multimedia's historical depreciation expense.

(2) Depreciation expense based on estimated fair market value and useful lives of Multimedia assets (see note A.1.)

(3) Elimination of Multimedia's historical amortization expense.

(4) Amortization expense on the estimated excess of acquisition cost over fair value of assets acquired (goodwill). The acquisition cost was allocated to each business segment based on the value of the segment, which was estimated by the Company using internal and external valuation reports. Goodwill for each business segment was calculated as the excess of allocated purchase price over the estimated fair value of the assets of the segment. For purposes of the unaudited pro forma condensed combined statements of income, goodwill is being amortized over various lives ranging from ten to forty years.

(5) Interest expense on amount assumed borrowed for consideration paid ($1.77 billion). The rate used to calculate interest expense, 4.2%, is based on the weighted average rate paid by Gannett for commercial paper in 1994.

    Multimedia's weighted average interest rate for the year ended December 31, 1994 was substantially higher than Gannett's. Had the merger been completed at the beginning of the period presented and had Gannett been able to replace Multimedia's debt with a like amount of debt at the Company's lower rates, interest savings of approximately $33 million would have been realized (exclusive of prepayment penalties that would be incurred upon retirement of Multimedia's debt which would be treated as part of the acquisition price).

    See note B(5) for further information regarding Multimedia debt.

(6) Record income tax effect of pro forma adjustments. The effective tax rate on pro forma combined income before taxes of 42.4% differs from the Company's statutory tax rate of 35% due primarily to non-deductible goodwill and state income taxes.

Note 3 - Other Matters

    As of September 30, 1995, Multimedia had commitments for purchases of syndicated television programming of approximately $29 million through the year 2000 and commitments relating to rebuilds and upgrades to cable franchise facilities, to be performed through 1996, totaling approximately $9 million. Commitments for purchases of other property, plant and equipment were less than $1 million.